Filed pursuant to Rule 433

Registration Statement No. 333-180300-03

June 3, 2014

June 2014	Brokerage

Credit Suisse Structured Product Offering List

Please find the indicative terms for our June brokerage offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date.* Additionally, dates listed below are expected dates, which are subject to change due to market conditions. For any particular offering of the securities discussed herein, the proceeds to the issuer may differ from the proceeds to the issuer disclosed below. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. For more information, please see the applicable offering document at the links provided below.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

3 Year S&P 500® Index, Russell 2000® Index U.S. Equity-Linked Autocallable Step-Up Note
If a Trigger Event occurs on any Review Date, the securities will be automatically redeemed and the investor will be entitled to a cash payment equal to the principal amount of the securities held plus the Automatic Redemption Premium applicable to that Review Date. If a Trigger Event occurs on the first Review Date, then the investor will be entitled to receive a cash payment equal to the principal amount of the securities held plus [7.25-8.00]%*; on the second Review Date, then the investor will be entitled to receive a cash payment equal to the principal amount of the securities held plus [14.50-16.00]%*; on the third Review Date, then the investor will be entitled to receive a cash payment equal to the principal amount of the securities held plus [21.75-24.00]%*. If a Trigger Event has not occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Trigger Event has not occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Trigger Level*	Proceeds to Issuer	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QN77	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	100% of Initial Level	97.85%			6/20/14	6/27/14	6/30/17

6 Year Dow Jones Industrial AverageSM Absolute Return Barrier Securities
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level times [123%-128%]*. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the Underlying Return. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of securities held multiplied by the sum of one plus the absolute value of the Underlying Return.
CUSIP	Underlying(s)	Knock-In Level*	Upside Participation Rate*	Proceeds to Issuer	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QMX1	Dow Jones Industrial AverageSM	70% of Initial Level; European Knock-In	[123-128]%	97.00%			6/20/14	6/27/14	6/29/20

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

6 Year EURO STOXX 50® Index Absolute Return Barrier Securities
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level times [135%-140%]*. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the absolute value of the Underlying Return.
CUSIP	Underlying(s)	Knock-In Level*	Upside Participation Rate*	Proceeds to Issuer	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QN36	EURO STOXX 50® Index	Approximately 60% of Initial Level; European Knock-In	[135-140]%	97.00%			6/20/14	6/27/14	6/29/20

4 Year SX5E Buffered Accelerated Return Securities
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level times [125% - 130%]*. If the Final Level is less than the Initial Level by more than the Buffer Amount, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus (i) the performance of the Underlying and (ii) the Buffer Amount. Therefore, the investor can lose up to 85% of the principal amount of the securities held. If the Final Level is less than the Initial Level by not more than the Buffer Amount, the Redemption Amount at maturity will equal the principal amount of the securities held.
CUSIP	Underlying(s)	Buffer Amount*	Upside Participation Rate*	Proceeds to Issuer	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QNF9	EURO STOXX 50® Index	15%	[125-130]%	96.50%			6/25/14	6/30/14	6/28/18

4 Year SPX RTY Accelerated Barrier Notes
If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times [140%-145%]*. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Upside Participation Rate*	Proceeds to Issuer	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QNE2	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	[140-145]%	96.00%			6/25/14	6/30/14	6/28/18

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FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

4 Year SPX RTY Digital-Plus Barrier Notes
If the Final Level of the Lowest Performing Underlying is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the greater of a fixed payment percentage that is expected to be between [22.50% - 27.50%]* and the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Fixed Payment Percentage*	Proceeds to Issuer	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QNL6	Lowest Performing of: S&P 500® Index and the Russell 2000® Index	Approximately 65% of Initial Level, European Knock-In	[22.50-27.50]%	96.00%			6/25/14	6/30/14	6/28/18

5 Year SPX RTY Absolute Return Barrier Securities
If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times [105%-110%]*. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the absolute value of the Underlying Return of the Lowest Performing Underlying.
CUSIP	Underlying(s)	Knock-In Level*	Upside Participation Rate*	Proceeds to Issuer	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QND4	Lowest Performing of: S&P 500® Index and Russell 2000® Index	60% of Initial Level; European Knock-In	[105-110]%	96.00%			6/25/14	6/30/14	6/28/19

3.5 Year RTY Buffered Accelerated Return Equity Securities
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a fixed payment at maturity expected to be between [18%-22%]*. If the Final Level is less than the Initial Level by more than the Buffer Amount of 20%*, the Redemption Amount at maturity will equal the principal amount of securities held multiplied by the sum of one plus (i) the performance of the Underlying and (ii) the Buffer Amount. Therefore, investor can lose up to 80% of the principal amount of securities held. If the Final Level is less than the Initial Level by not more than the Buffer Amount, the Redemption Amount at maturity will equal the principal amount of securities held.
CUSIP	Underlying(s)	Buffer Amount*	Fixed Payment Percentage*	Proceeds to Issuer	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QNR3	Russell 2000® Index	20%	[18-22]%	97.75%			6/26/14	6/30/14	12/28/17

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FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

5.5 Year INDU Buffered Accelerated Return Equity Securities
If the Final Level of the Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the greater of the Fixed Payment Percentage that is expected to be between [17%-22%]* and the percentage change from the Initial Level to the Final Level. If the Final Level is less than the Initial Level by more than the Buffer Amount of 20%*, the Redemption Amount at maturity will equal the principal amount of securities held multiplied by the sum of one plus (i) the performance of the Underlying and (ii) the Buffer Amount. Therefore, investor can lose up to 80% of the principal amount of securities held. If the Final Level is less than the Initial Level by not more than the Buffer Amount, the Redemption Amount at maturity will equal the principal amount of securities held.
CUSIP	Underlying(s)	Buffer Amount*	Fixed Payment Percentage*	Proceeds to Issuer	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QNH5	Dow Jones Industrial AverageSM	20%	[17-22]%	96.50%			6/26/14	6/30/14	12/30/19

* The actual coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(800)-221-1035.

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